FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 235-9151, Ext. 2332
	Media:	Kirsten Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS THIRD QUARTER EPS UP 23.5%; RAISES
FULL-YEAR OUTLOOK TO $4.30 AND ANNOUNCES FISCAL 2006 EPS
EXPECTED RANGE OF $4.80 TO $5.00

        OSHKOSH, WIS. (August 2, 2005) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that for the quarter ended June 30, 2005, earnings per share increased 23.5 percent to $1.05 per share, on sales of $818.9 million and net income of $38.7 million. The results included a $4.3 million ($3.0 million after-tax), or $0.08 per share, charge for workforce reductions at the Company’s European refuse business. This compares with earnings per share of $0.85 on sales of $599.8 million and net income of $30.6 million for last year’s third quarter. These results exceeded Oshkosh’s most recent sales and earnings estimates for the third quarter of fiscal 2005 of $794.0 million and $1.03 per share, respectively. Oshkosh also increased its sales and earnings per share estimates for the full year ending September 30, 2005 to $2.96 billion and $4.30 per share, respectively. All per share amounts included in this release are reported on a pre-split basis with respect to a two-for-one split of the Company’s common stock as separately announced today.

-Continued-

        Sales increased 36.5 percent in the third quarter. Operating income increased 28.1 percent to $63.0 million, or 7.7 percent of sales, compared to $49.2 million, or 8.2 percent of sales, in the prior year’s third quarter. Operating results for the quarters ended June 30, 2005 and 2004 included charges for workforce reductions and life-to-date adjustments to the margins on the Medium Tactical Vehicle Replacement (“MTVR”) base contract in each period as described below.

        Commenting on the results, Robert G. Bohn, Oshkosh chairman, president and chief executive officer, said, “I am pleased with the exceptional financial performance provided by our defense and fire and emergency businesses, which contributed to record third quarter earnings. Defense parts and truck revenue growth were significant factors in our quarterly performance, and the outlook for future business remains positive. And, our fire and emergency business increased both revenues and earnings sharply from both acquisitions and significant organic growth.

        “In our commercial business, we are aggressively pursuing improvement and anticipate this will yield positive results for this segment beginning in fiscal 2006. Commercial results are being positively influenced by “lean” initiatives. In the U.S., this has yielded record deliveries, improved lead times for our customers, and inventory reductions, each of which are underlying indicators of performance improvement. To restore profitability to our European refuse business, we regret that these initiatives will mean a reduction of the workforce in The Netherlands. In addition, steel costs have stabilized, which should be a factor in recovering margins.

        “Oshkosh Truck is focused on growth, as we ramp up defense remanufacturing, expand our fire apparatus manufacturing capacity, and target better results in our commercial segment. In addition, we believe our markets continue to exhibit the fundamentals necessary for future growth, and we today announce our earnings per share estimated range for fiscal 2006 of $4.80 to $5.00, up 11.6 percent to 16.3 percent from our current full year fiscal 2005 estimates.”

-Continued-

        Factors affecting third quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 56.2 percent, to $222.7 million for the quarter compared to the prior year. Operating income was up 75.4 percent to $23.1 million, or 10.4 percent of sales, compared to prior year operating income of $13.2 million, or 9.2 percent of sales. The JerrDan and BAI acquisitions contributed sales of $42.0 million and operating income of $4.1 million during the quarter. Sales and operating income from other businesses in this segment grew 26.7 percent and 44.0 percent, respectively, for the quarter. The higher sales level for these businesses reflected strong order flow for fire apparatus and substantially higher airport product sales. Operating income margins for the businesses increased due to a substantially improved sales mix of custom pumpers, aerials and airport products.

        Defense—Defense segment sales increased 47.1 percent to $281.0 million for the quarter compared to the prior year’s third quarter due to a near doubling of parts and service sales as a result of the conflict in Iraq and substantially higher truck sales. Operating income in the third quarter was up 35.4 percent, to $46.0 million, or 16.4 percent of sales, compared to prior year operating income of $33.9 million, or 17.8 percent of sales. Third quarter earnings were favorably impacted by the increase in relatively higher-margin parts and service sales and higher truck sales which were offset in part by substantially higher new product development spending. Third quarter earnings reflected a $2.1 million life-to-date adjustment to operating income to increase margins on the Company’s MTVR base contract from 9.9 percent to 10.1 percent. The Company had reported a life-to-date adjustment to MTVR base contract margins during the third quarter of fiscal 2004 of $7.1 million to raise its margins to a 7.1 percent rate at that time.

-Continued-

        Commercial—Commercial segment sales increased 18.5 percent, to $322.3 million, for the quarter on strong order intake in U.S. markets. Operating income decreased 46.0 percent to $7.2 million, or 2.2 percent of sales, compared to $13.4 million, or 4.9 percent of sales, in the prior year quarter. The CON-E-CO and London acquisitions contributed sales of $20.0 million and operating income of $1.5 million during the quarter. The decrease in operating income margins from the prior year was a result of the $4.3 million (1.3 percent of sales) charge for workforce reductions at the Company’s European refuse business, continued operating losses in the Company’s European refuse business and price increases for concrete placement and domestic refuse products that were not high enough to recover higher steel and component costs. Results for the third quarter of fiscal 2004 included a $1.8 million (0.7 percent of sales) charge for workforce reductions at the Company’s European refuse business.

        Corporate and other—Operating expenses and inter-segment profit elimination increased $2.0 million to $13.3 million, due largely to increased personnel costs. Net interest expense in the third quarter increased $0.4 million to $1.4 million, compared to the prior year quarter. Higher interest costs were largely due to higher average borrowings as a result of acquisitions.

        Total debt decreased during the quarter to $23.6 million at June 30, 2005 from $69.4 million at March 31, 2005 and cash increased to $43.1 million at June 30, 2005 from $23.2 million at March 31, 2005 due to strong cash flow from operations.

-Continued-

Nine-Month Results

        The Company reported that earnings per share increased 39.1 percent to $3.20 per share for the first nine months of fiscal 2005 on sales of $2,136.2 million and net income of $117.5 million compared to $2.30 per share for the first nine months of fiscal 2004 on sales of $1,611.2 million and net income of $82.8 million. Results for the first nine months of fiscal 2005 included MTVR base contract life-to-date margin adjustments totaling $24.7 million and a favorable product liability settlement totaling $4.2 million that increased operating income for the period and a charge for workforce reductions of $4.3 million. Results for the first nine months of fiscal 2004 include MTVR base contract life-to-date margin adjustments totaling $14.2 million that increased operating income for the period and a $1.8 million charge for workforce reductions.

        Operating income increased 47.5 percent to $193.2 million, or 9.0 percent of sales, in the first nine months of fiscal 2005 compared to $131.0 million, or 8.1 percent of sales, in the first nine months of fiscal 2004.

        Oshkosh Truck Corporation officials will comment on third quarter earnings and expectations for the remainder of fiscal 2005 and fiscal 2006 during a live conference call at 11:00 a.m. Eastern Daylight Time today. Viewer-controlled slides for the call will be available on the Company’s website beginning at 9:30 a.m. Eastern Daylight Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for at least twelve months at this website.

-Continued-

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec™, CON-E-CO®, London®, Geesink and Norba brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the Company’s ability to turnaround its Geesink Norba Group and McNeilus businesses, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, rapidly rising steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or recover such rising costs with increases in selling prices of its products, the success of the launch of the Revolution® composite concrete mixer drum, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2005 and 2006 are based in part on certain assumptions made by the Company, including, without limitation, those relating to the Company’s ability to turnaround the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the Company’s ability to increase its operating income margins at McNeilus; the ability of the Company to recover steel and component cost increases from its customers; increasing concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity contract, the MTVR follow-on contract and for international defense trucks; the level of U.S. Department of Defense procurement of replacement parts, services and remanufacturing of trucks; targets for Geesink Norba Group sales and operating losses; capital expenditures of municipalities, airports and large waste haulers; the availability of commercial chassis and certain chassis components; spending on bid and proposal activities and new product development; interest and personnel costs; the ability to integrate acquired businesses; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Net sales	$818,912	$599,824	$2,136,184	$1,611,231
Cost of sales	695,068	500,576	1,776,856	1,345,798

Gross income	123,844	99,248	359,328	265,433
Operating expenses:
Selling, general and administrative	58,827	48,417	160,332	129,457
Amortization of purchased intangibles	2,046	1,666	5,768	4,998

Total operating expenses	60,873	50,083	166,100	134,455

Operating income	62,971	49,165	193,228	130,978
Other income (expense):
Interest expense	(1,880)	(1,459)	(6,370)	(4,008)
Interest income	481	411	1,499	992
Miscellaneous, net	(224)	119	(837)	679

	(1,623)	(929)	(5,708)	(2,337)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	61,348	48,236	187,520	128,641
Provision for income taxes	23,493	18,215	72,195	47,563

Income before equity in earnings of
unconsolidated affiliates and
minority interest	37,855	30,021	115,325	81,078
Equity in earnings of unconsolidated
affiliates, net of income taxes	977	602	2,317	1,716
Minority interest, net of income taxes	(143)	--	(189)	--

Net income	$38,689	$30,623	$117,453	$82,794

Earnings per share
Basic	$1.07	$0.87	$3.27	$2.37
Diluted	$1.05	$0.85	$3.20	$2.30
Basic weighted average shares outstanding	36,010	34,299	35,374	34,154
Effect of dilutive securities
Class A Common Stock	283	811	631	813
Stock options and incentive
compensation awards	649	945	730	994

Diluted weighted average shares outstanding	36,942	36,055	36,735	35,961

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	September 30, 2004
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$43,062	$30,081
Receivables, net	290,437	252,253
Inventories	546,466	368,067
Deferred income taxes	37,912	41,033
Other current assets	25,118	19,273

Total current assets	942,995	710,707
Investment in unconsolidated affiliates	20,065	21,187
Property, plant and equipment	342,897	316,538
Less accumulated depreciation	(162,586)	(147,962)

Net property, plant and equipment	180,311	168,576
Goodwill, net	398,268	385,063
Purchased intangible assets, net	130,291	140,506
Other long-term assets	36,593	26,375

Total assets	$1,708,523	$1,452,414

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$20,938	$72,739
Accounts payable	213,079	200,290
Customer advances	306,091	209,656
Floor plan notes payable	37,204	25,841
Payroll-related obligations	47,363	43,978
Income taxes	12,033	17,575
Accrued warranty	38,825	35,760
Other current liabilities	104,446	73,842

Total current liabilities	779,979	679,681
Long-term debt	2,652	3,209
Deferred income taxes	64,829	66,543
Other long-term liabilities	66,902	64,259
Minority interest	2,760	2,629
Commitments and contingencies
Shareholders' equity	791,401	636,093

Total liabilities and shareholders' equity	$1,708,523	$1,452,414

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2005	2004
	(In thousands)
Operating activities:
Net income	$117,453	$82,794
Non-cash and other adjustments	26,446	24,304
Changes in operating assets and liabilities	(42,206)	(27,382)

Net cash provided by operating activities	101,693	79,716
Investing activities:
Acquisition of businesses, net of cash acquired	(31,302)	--
Additions to property, plant and equipment	(21,716)	(19,203)
Proceeds from sale of assets	194	108
Decrease (increase) in other long-term assets	4,986	(16,339)

Net cash used by investing activities	(47,838)	(35,434)
Financing activities:
Net repayments under revolving credit facility	(52,263)	(37,000)
Proceeds from exercise of stock options	24,149	4,471
Proceeds from issuance of long-term debt	--	965
Repayment of long-term debt	(603)	(1,872)
Dividends paid	(11,073)	(6,032)

Net cash used by financing activities	(39,790)	(39,468)
Effect of exchange rate changes on cash	(1,084)	1,217

Increase in cash and cash equivalents	12,981	6,031
Cash and cash equivalents at beginning of period	30,081	25,276

Cash and cash equivalents at end of period	$43,062	$31,307

Supplementary disclosure:
Depreciation and amortization	$25,707	$20,073

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$222,670	$142,572	$630,051	$401,072
Defense	280,985	191,051	706,095	549,575
Commercial	322,346	272,019	819,186	672,817
Intersegment eliminations	(7,089)	(5,818)	(19,148)	(12,233)

Consolidated	$818,912	$599,824	$2,136,184	$1,611,231

Operating income (expense):
Fire and emergency	$23,132	$13,186	$60,580	$36,003
Defense (1)	45,955	33,946	147,037	94,145
Commercial	7,212	13,359	19,295	29,985
Corporate and other	(13,328)	(11,326)	(33,684)	(29,155)

Consolidated	$62,971	$49,165	$193,228	$130,978

Period-end backlog:
Fire and emergency			$520,982	$457,139
Defense			1,163,137	876,253
Commercial			246,010	219,302

Consolidated			$1,930,129	$1,552,694

(1)	Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company’s MTVR contract.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
	(In thousands, except percentages)
Increase in operating income	$2,100	$7,100	$24,700	$14,200
Increase in margin percentage	0.2%	0.8%	2.5%	1.6%
Margin percentage at period-end			10.1%	7.1%

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